HomeStreet, Inc. Reports Fourth Quarter and Year-End 2015 Results
Fourth Quarter 2015 Net Income of $8.7 Million, or $0.39 per Diluted Share
2015 Net Income of $41.3 Million, or $1.96 per Diluted Share
SEATTLE – January 26, 2016 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $8.7 million, or $0.39 per diluted share, for the fourth quarter of 2015, compared to net income of $10.0 million, or $0.45 per diluted share, for the third quarter of 2015 and $5.6 million, or $0.38 per diluted share, for the fourth quarter of 2014. Core net income (a non-GAAP financial measure that adjusts net income to exclude merger-related items) for the quarter was $8.8 million, or $0.39 per diluted share, compared to core net income of $9.4 million, or $0.42 per diluted share, for the third quarter of 2015 and $6.2 million, or $0.41 per diluted share, for the fourth quarter of 2014.
Key highlights:

▪	Total assets of $4.89 billion grew $1.36 billion, or 38.5%, from $3.54 billion at December 31, 2014. The Simplicity acquisition comprised $851 million of this growth.

▪	Core net income for 2015 was $44.3 million, an increase of $20.1 million, or 82.9%, compared to $24.2 million of core net income for 2014.

▪	Return on average tangible shareholders' equity was 9.78% for 2015 compared to 8.09% for 2014.

▪	Added 11 retail deposit branches during 2015, seven from the Simplicity acquisition, and also added 12 lending centers during the year.

▪	Commercial and Consumer Banking segment grew loans held for investment by $179.8 million, or 6.0%, from September 30, 2015 and total net revenue by $3.1 million, or 8.2%, over the same period.

▪	Completed the purchase of a retail deposit branch, $25.7 million of deposits and certain related assets in Dayton, Washington during the fourth quarter of 2015.

▪	The acquisition of Orange County Business Bank ("OCBB"), a California banking corporation in Irvine, California is anticipated to be completed on February 1, 2016.

“During the past year, we made substantial progress on our strategy to grow and diversify earnings. We completed the acquisition of Simplicity Bank, which added seven retail branches in the desirable Los Angeles metro market,” said HomeStreet Chairman and Chief Executive Officer Mark K. Mason. “Entry into the Los Angeles commercial and consumer banking market provides access to the largest population and second largest urban area in the nation. In addition, in the Pacific Northwest we opened three de novo retail branch locations and acquired one bank branch, bringing our retail branch total to 44. Stand-alone lending centers increased by eleven to 70 locations. These include locations in the Bay Area of San Francisco, California, Phoenix, Arizona, Salt Lake City, Utah, and Denver, Colorado. Loan portfolio growth was strong throughout the year, with total loans held for investment increasing 52% over the prior year, which includes 21% organic growth. Net interest income also improved due to strong growth of nearly 45% in average interest-earning assets and a higher net interest margin. Excluding the impact of a bargain purchase gain, non-interest income grew by 47% driven primarily by continued growth in our mortgage origination volume but also by growth in fee income from our growing deposit portfolio.”

“We are on track to close our planned acquisition of Orange County Business Bank and we are excited about the potential this acquisition offers us. We expect to receive all regulatory approvals, and the shareholder meeting of Orange County Business Bank is scheduled for January 29, 2016.  Orange County Business Bank is a business focused bank that serves businesses throughout the region and HomeStreet will be able to bring substantially more products and services to better serve their customers, including higher loan limits and a broader menu of commercial and consumer loan, deposit, investment and insurance services.”

For details and the complete earnings release, please refer to the Company’s investor relations website at http://ir.homestreet.com as well as the Company's Form 8-K filing at www.sec.gov.
Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Wednesday, January 27, 2016 at 1:00 p.m. ET. Mark K. Mason, President and CEO, and Melba Bartels, Senior Executive Vice President and CFO, will discuss fourth quarter and year-end 2015 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10078363 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. ET. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10078363.

The information to be discussed in the conference call will be available on the company's web site after the market closes on Tuesday, January 26, 2016.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate our recent acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. Closing of the acquisition of Orange County Business Bank discussed in this press release will be contingent on meeting certain conditions, that have not yet been met, including the receipt of state regulatory approvals and shareholder approvals from the shareholders of OCBB. This transaction may be delayed in closing, may require significant management attention, and, along with other recent transactions, including the acquisition of the Dayton branch from AmericanWest Bank, may fall short of anticipated size and value. We may not realize the benefits expected from our anticipated acquisition or our recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2014 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2014, as contained in the Company's Annual Report on Form 10-K for such fiscal year.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarters and year-to-date fiscal 2015 net income to the corresponding periods of fiscal 2014. We believe this information is useful to investors who are seeking to exclude the after-tax impact of merger-related expenses and a bargain purchase gain, both of which we recorded in connection with our merger with Simplicity Bancorp on March 1, 2015 and with our acquisition of a retail deposit branch in Dayton, Washington on December 11, 2015. We also have presented adjusted expenses, which eliminate costs incurred in connection with the merger. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate merger-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain merger-related revenues and expenses that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business.
For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of the complete earnings release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com